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                                                                   EXHIBIT (10)D

                       FIRST OF AMERICA BANK CORPORATION
                          SUPPLEMENTAL RETIREMENT PLAN

     WHEREAS, First of America Bank Corporation ("FABC"), a Michigan bank holding corporation, maintains the First of America Bank Corporation Employees' Retirement Plan (Pension Plan), a qualified defined benefit pension plan for its employees and employees of affiliated banks and other subsidiaries, and

     WHEREAS, FABC has entered into nonqualified deferred compensation agreements (the Agreements) with certain employees who are either members of a select group of management or highly compensated employees; and

     WHEREAS, FABC has also adopted the First of America Bank Corporation Supplemental Savings Plan (the Supplemental Savings Plan), an unfunded, nonqualified plan designed primarily for the purpose of providing deferred compensation opportunities to a select group of management and highly compensated employees; and

     WHEREAS, the amount of a participant's compensation that may be considered in calculating retirement benefits under the Pension Plan does not include compensation deferred by FABC employees pursuant to the Agreements and the Supplemental Savings Plan; and

     WHEREAS, the amount of a participant's annual compensation that may be considered in calculating retirement benefits under the Pension Plan is limited by Section 401(a)(17) of the Internal Revenue Code of 1986 (the Code); and

     WHEREAS, effective July 1, 1989, FABC established the First of America Bank Corporation Supplemental Retirement Plan to Compensate for Nonqualified Savings Deferrals, now titled the First of America Bank Corporation Supplemental Retirement Plan (the Plan) to provide pension benefits to the above described employees, who are either members of a select group of management or highly compensated employees, equivalent to the amount by which their accrued benefits under the Pension Plan are limited due to their participation in the Supplemental Savings Plan and the Agreements (for any such deferrals on or after July 1, 1988) and due to the limit on compensation imposed by Section 401(a)(17) of the Code (the 401(a)(17) Limitation); and

     WHEREAS, FABC wishes to amend and restate the Plan effective January 1, 1994.

     NOW THEREFORE, effective January 1, 1994, FABC amends and restates the Plan as follows:


     1. Purpose of Plan. The Plan is established as an unfunded, nonqualified supplemental retirement plan. Benefits shall only be payable to those persons who are participants under the Pension Plan, and whose benefits would otherwise be payable under the Pension Plan are reduced due to an employee's participation in the Supplemental Savings Plan or the Agreements or due to the 401(a)(17) Limitation.

     2. Eligibility. Only salaried employees of FABC (or any of its affiliates) who participate in the Supplemental Savings Plan, have deferred compensation pursuant to the Agreements, or have Monthly Earnings, as defined in the Pension Plan, in excess of one-twelfth of the 401(a)(17) Limitation, as adjusted for inflation, shall participate in this Plan. Such persons are referred to in this Plan as Participants.

     3. Meaning of Terms. For purposes of this Plan, all of the terms and conditions of the Pension Plan, as in effect now, or as may be amended, shall be deemed to be incorporated herein by reference and made a part of the Plan (including, but not limited to, provisions of the Pension Plan relating to vesting, early retirement date and
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benefits and late retirement date and benefits), except that the following sections of the Pension Plan shall not be applicable to this Plan, unless otherwise indicated to the contrary:

     Article I, Section 18, "Monthly Earnings"
     Article I, Section 15, "Fund"
     Article I, Section 37, "Trustee"
     Article I, Section 38, "Vested Funds"
     Article IV, Section 8, "Maximum Permissible Benefits Payable from Plan"
     Article VII, "Retirement Benefit Payments"
     Article VIII, "Financing"
     Article X, Section 3, "Non-Alienation of Benefits" Article XI, "Amendment"
     Article XII, "Termination of the Plan" Article XIII, "Governing Law"

     4. Determination of Benefits. For purposes of determining benefits payable to Participants under this Plan, the Participant's vested Accrued Benefit (as defined in the Pension Plan) shall first be calculated pursuant to the terms and conditions of the Pension Plan in effect at the time of the Participant's cessation of employment for any reason, except that:

     a) Monthly Earnings, as defined in Article I, Section 18 of the Pension Plan, shall also include:

          (i) Monthly Earnings deferred since July 1, 1988 by a Participant pursuant to the Agreements and the Supplemental Savings Plan; (and such other earnings agreed to in writing by the Committee) and
          (ii) Monthly Earnings in excess of one-twelfth of the 401(a)(17) Limitation, as adjusted for inflation; and

     b)   the vested Accrued Benefit shall be determined without reference to
          Article IV, Section 8 of the Pension Plan, entitled "Maximum Permissible Benefits Payable from Plan"

Such vested Accrued Benefit shall hereinafter be referred to as the Gross Accrued Benefit. Unless otherwise agreed to in writing by the Committee, Compensation deferred by a Participant pursuant to Section 4(a)(i) shall not include any compensation deferred pursuant to a plan or agreement maintained by an employer prior to the employer's affiliation with FABC or an affiliate of FABC.

     A Participant's vested Accrued Benefit shall then be calculated pursuant to the terms and conditions of the Pension Plan in effect at the time of the Participant's cessation of employment for any reason:

     a) by including only Monthly Earnings, as defined in Article I, Section 18 of the Pension Plan; and

     b) by adding the benefits determined pursuant to Paragraph 4 of the First of America Bank Corporation Excess Benefit Plan (the "Excess Plan").
Such Accrued Benefit shall hereinafter be referred to as the Net
Accrued Benefit.
          Any excess of the Gross Accrued Benefit over the Net Accrued Benefit (the "Supplemental Benefit") shall then be calculated. Such Supplemental Benefit shall be actuarially adjusted for all reasons specified in the Plan, including, but not limited to, early, deferred or late retirement, and alternative forms of benefits payable pursuant to the Pension Plan, and be paid to the Participant (or his designated beneficiary) pursuant to the terms of this Plan.

     5. Distribution of Benefits. The following distribution provisions shall be effective for any benefit payments that commence on or after January 1, 1995. Benefit payments that commence prior to such date shall be determined in accordance with the terms of the Plan in effect prior to January 1, 1995. The Supplemental Benefit shall be paid to the Participant (or his designated beneficiary) under the terms of the Plan. The timing and form of payment and the payee of























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benefits from this Plan shall coincide with and be identical to the payment of benefits paid to a Participant (or his beneficiary) under the Pension Plan.

     (a) Alternate Form of Payment. Notwithstanding these general provisions, a Participant, who retires on or after his Normal, Early, Late or Total and Permanent Disability Date (collectively referred to as the Participant's Retirement Date), may elect to receive a distribution of Plan benefits in the form of a single lump-sum benefit to be paid within thirty days following the commencement of benefit payments under the Pension Plan (the Benefit Commencement Date).

     (b) Timing of Election. Such election must be made by the Participant on a form provided by FABC and delivered to FABC by the earlier of:

          (i)  Three months prior to the Participant's Retirement Date; or
          (ii) The last day of the calendar year preceding the calendar year in which the Participant's Retirement Date occurs.

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     Notwithstanding the above provisions, a Participant, whose Retirement Date is on or before March 1, 1995, may make an election under this Section until December 1, 1994.

     (c) Post-Retirement Date Election. Notwithstanding the Participant's prior election to the contrary, after the Participant's Retirement Date occurs, the Participant, or in the event of the Participant's death, the Participant's beneficiary may elect to receive an immediate payment of the remaining benefits payable under the Plan in a single lump-sum payment. This payment shall be equal to:

          Lump-Sum Amount multiplied by (1.0 - Penalty Rate)

     "Lump-Sum Amount" shall mean the amount determined in accordance with the provisions of Subsection (d) below. "Penalty Rate" shall mean the greater of .06 or two-thirds of the interest rate, expressed as a decimal, that would be used (as of the first day of the Plan Year in which the distribution occurs) by the PBGC for purposes of valuing a lump-sum distribution (the "PBGC Rate").

     (d) Calculation of Lump-Sum Payments. Lump-sum payments under this Plan shall be determined pursuant to the terms of the Pension Plan, except that the assumed rate of interest for purposes of calculating the Actuarial Equivalent, as otherwise determined pursuant to Article I, Section 2 of the Pension Plan, shall be the greater of:
          (i) The average interest rate initially disclosed by FABC in the financial statement footnote required by Financial Accounting Standard 87 (notwithstanding any subsequent changes made to such rate by FABC) as the assumed long term rate of return on plan assets to determine FABC's Pension Plan expense for the three consecutive years prior to the year in which the month preceding distribution falls; or
          (ii) The PBGC Rate.

     (e) Automatic Cash-Out of Benefits. In the event that a Participant terminates employment with FABC prior to becoming eligible to commence receiving retirement benefits from the Pension Plan, the benefits under this Plan shall be paid to the Participant in a single lump-sum payment within 60 days following the date of the Participant's termination of employment. In all other cases, in the event that the value of a Participant's benefits under this Plan do not exceed $3,500, as determined by the interest rate described in Section 5(d) above, such benefits shall be paid in a single lump-sum payment within 60 days following the date of the Participant's termination of employment.

     6. Unsecured Creditors. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between FABC, its affiliates, Participants or any other person. To the extent that a Participant or any other person acquires a right to receive payments under the terms of this Plan, such rights shall be no greater than the rights of an unsecured general creditor of FABC or its affiliates. Except for payments following a Change in Control, all payments made under the terms of this Plan shall be made from the general funds of FABC, or its affiliates, and no other segregation of assets shall be made for the payment of any benefits under the terms of this Plan to any Participant or beneficiary thereof. Notwithstanding the foregoing, FABC may establish an irrevocable Rabbi Trust to provide funding of benefits payable under the Plan. At all times, the assets of such trust shall remain subject to the claims of FABC's creditors and Participants' claims to such assets shall be no greater than those of an unsecured, general creditor of FABC.

     7. Payment of Benefits upon Change in Control. Notwithstanding any other provision of this Plan to the contrary, the present lump-sum

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value of a Participant's Supplemental Benefit shall be calculated,  by using the actuarial assumptions described in Article I, Section 2 of the Pension Plan, within 30 days after the Committee receives notice, knows, or has reason to know that a Change in Control has occurred. Within said 30 days, the Committee shall prepare a listing of such lump-sum amounts for each Participant and shall deliver such list to the Trustee of the Company's Executive Management Plans Trust known to the Committee to hold funds securing the benefits of the Plan, for payment directly to Participants.

     A Participant may elect to not receive such a lump-sum distribution, and to have his Plan benefits distributed in accordance with Section 5. An election pursuant to this section must be made by a Participant or Beneficiary on a form provided by FABC and be delivered to FABC prior to the earlier of:

     (a)  Three months prior to a Change in Control; or
     (b) The last day of the calendar year preceding the calendar year in which a Change in Control occurs.

     A Change in Control of the Company shall have occurred:

     (a) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), to acquire Voting Stock of the Company if:

          (i) after giving effect to such offer such corporation, person, other entity or group would own twenty-five percent (25%) or more of the Voting Stock of the Company;
          (ii) there shall have been filed documents with the Securities and Exchange Commission ("SEC") in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and
         (iii) such corporation, person, other entity or group has secured all required regulatory approvals to own or control twenty-five percent (25%) or more of the Voting Stock of the Company;

     (b) if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

     (c) if any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries) becomes the Beneficial Owner (as defined in the Company's Articles of Incorporation) of stock representing twenty-five percent (25%) or more of the Voting Stock of the Company; or

     (d) if during any period of two (2) consecutive years Continuing Directors cease to comprise a majority of the Company's Board of Directors.

     The term " Continuing Director" means:

     (a) any member of the Board of Directors of the Company at the beginning of any period of two (2) consecutive years; and

     (b) any person who subsequently becomes a member of the Board of Directors of the Company; if

          (i) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

          (ii) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

     "Voting Stock" shall mean those shares of the Company entitled to vote generally in the election of directors.

     8. Amendment. FABC, acting through its Board of Directors, reserves the right at any time to terminate, modify or amend any of the provisions of this Plan without the consent of any Participant or beneficiary, provided that no such amendment shall adversely affect the rights of retired Participants or their beneficiaries with respect to benefits in pay status prior to such amendment. In addition, any amendment, modification, suspension or termination of any provision of the Plan may only be made effective prospectively, and shall not reduce the benefits accrued under this Plan to the date of such amendment, modification, suspension or termination.

     9. General Limitations and Provisions. Nothing contained in this Plan shall give any employee the right to be retained in the employment of FABC or any of its affiliates or affect the right of FABC or any of its affiliates to dismiss any employee. The adoption of the Plan shall not constitute a contract between FABC, or any of its affiliates, and any employee.

     10. Administration. FABC's Retirement Committee (the "Committee") (as defined in the Pension Plan) shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties.
     11. Alternate Payment of Benefits. Every person receiving or claiming benefits under this Plan shall be presumed to be mentally competent and of full legal age until the date on which the Committee receives a written notice, that such person is incompetent or a minor for whom a guardian or other person legally vested with the care of his person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable is unable to care for his affairs because of incompetency or the person is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, child, parent, brother, or sister of such person, or to any person or institution deemed by the Committee to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefor under this Plan.

     In the event a guardian of the estate of any person receiving or claiming benefits under this Plan shall be appointed by a court of competent jurisdiction, benefit payments may be made to such guardian provided that proper proof of appointment and continuing qualification is furnished to the Company. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

     12. Nonalienability. Except as otherwise required by law, no amount payable under this Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, or be subject to the debts or liabilities of any person. Any attempt to alienate any amount under this Plan payable presently or in the future, shall be void. If any person shall attempt to, or shall alienate, sell, transfer or assign, pledge, attach, charge, or otherwise encumber any amount payable under this Plan, or if any amount payable to a person would be subject to that person's debts and liabilities, so that such person would not be able to enjoy such amount, then the Committee may elect to direct that such amount be withheld and that the same be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them, in such manner and proportion as the Committee may deem proper.
     13. No Personal Liability - Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and FABC shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of FABC to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.
     14. Designation of Beneficiaries. Each Participant shall file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under this Plan in the event of his death. A designation of beneficiary filed by a Participant with respect to his benefits under the Pension Plan shall be deemed a designation of beneficiary by such Participant for purposes of this Plan.

     A Participant may revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling, except that no designation, change or revocation shall be effective unless received by the Committee prior to the Participant's death, and in no event shall such designation be effective prior to the date received by the Committee. If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or such designation conflicts with law, payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate.

     If the Committee is in doubt as to the right of any person who receives such amount, the Committee may retain such amount without liability for any interest thereon, until the rights to such amount are determined or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of FABC, FABC's affiliates, the Plan and the Committee.

     15. Federal Income Tax Withholding. FABC may withhold from any benefits payable under this Plan any and all taxes required pursuant to any law or governmental regulation or ruling.

     16. Applicable Law. This Plan shall be construed and enforced according to the laws of the State of Michigan to the extent not pre- empted by Federal Law.

     17. Binding Nature of Plan. This Plan shall be binding upon the successors and assigns of FABC and the heirs and successors of Participants.

     IN WITNESS WHEREOF, the foregoing Plan has been executed by First of America Bank Corporation, by a duly authorized officer this 20th day of May, 1996.


Attest:                               FIRST OF AMERICA BANK CORPORATION



______________________                By:  /s/ RICHARD V. WASHBURN
                                           Richard V. Washburn
                                      Its: Senior Vice President -
                                              Human Resources